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                                                                       Exhibit 5


                 [Letterhead of J.P. Morgan & Co. Incorporated]



                                              October 30, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

      Re:   J.P. Morgan & Co. Incorporated
            Post-Effective Amendment No. 1 to
            Registration Statement on Form S-3
            Dated September 17, 1999


Dear Sir or Madame:

      I am Vice President and Assistant General Counsel of J.P. Morgan & Co. Incorporated, a Delaware corporation ("J.P. Morgan") and in such capacity am acting as counsel in connection with J.P. Morgan's Registration Statement on Form S-3 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") with respect to $6,000,000,000 aggregate amount of Debt Securities, Warrants to Purchase Debt Securities, Series Preferred Stock, Depositary Shares, Preferred Stock and Depositary Share Warrants ("Preferred Stock Warrants"), Universal Warrants and Common Stock (the "Registration Statement"). Capitalized terms not defined herein have the meaning given to them in the Registration Statement.

      The Depositary Shares are issuable under a deposit agreement (the "Deposit Agreement") between J.P. Morgan and Morgan Guaranty Trust Company of New York.

      I have examined such documents and made such other investigations as I have deemed necessary or advisable for purposes of this opinion. Based thereon, I am of the opinion that:

         1. J.P. Morgan is a corporation duly organized and validly existing under the laws of the State of Delaware.
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         2. The Warrants to Purchase Debt Securities, when duly authorized, executed, countersigned and delivered against payment therefor, will be legally issued and will constitute binding obligations of J.P. Morgan in accordance with their terms.

         3. The Debt Securities, when duly authorized, executed, authenticated and delivered against payment therefor or upon receipt of the exercise price of the Warrants to Purchase Debt Securities, will be legally issued and will constitute binding obligations of J.P. Morgan in accordance with their terms.

         4. The shares of Series Preferred Stock have been duly and validly authorized and reserved for issuance and, when issued, executed and paid for as contemplated in the Registration Statement or upon receipt of the exercise price of the Preferred Stock Warrants, will be validly issued, fully paid and nonassessable.

         5. The Depositary Shares have been duly authorized by J.P. Morgan and, when the Registration Statement becomes effective under the Act, when the Deposit Agreement has been duly authorized, executed and delivered by the Depositary, and when the Depositary Shares have been duly executed, issued and paid for in accordance with the terms and provisions of the Deposit Agreement and as contemplated in the Registration Statement, the Depositary Shares will be validly issued, fully paid and nonassessable.

         6. The Preferred Stock Warrants, when duly authorized, executed, countersigned and delivered against payment thereof will be legally issued and will constitute binding obligations of J.P. Morgan in accordance with their terms.

         7. The Universal Warrants, when duly authorized, executed, countersigned and delivered against payment thereof, will be legally issued and will constitute binding obligations of J.P. Morgan in accordance with their terms.


         8. The Common Stock, when duly issued as contemplated by the Registration Statement and in accordance with its terms, will be legally issued, fully paid and nonassessable.


     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the use of my name under the caption "Legal Opinions" in the Prospectus contained in the Registration Statement.

                                Very truly yours,